Delaware Group Adviser Funds
NSAR Exhibit List


Item 77E	On September 15, 2008,
Lehman Brothers Holdings Inc. (Lehman)
filed a voluntary petition for bankruptcy relief under chapter 11 of Title 11 of the United States Code in the United States
Bankruptcy Court for the Southern District of New York. Subsequently, several
Lehman affiliates, including the following entities filed for similar relief in the same court: Lehman Brothers Special Financing
Inc. on October 3, 2008; and Lehman
Brothers Commercial Corporation on
October 5, 2008.  On October 11, 2008,
Lehman and its affiliates filed a motion, which was approved on October 16, 2008, requesting joint administration of these chapter 11 cases in the United States
Bankruptcy Court for the Southern District of New York.

The Registrant intends to file a proof of claims against the entities listed above. As of the date of this NSAR, the total value of the claims expected to be filed by the Registrants Delaware Diversified Income
Fund is approximately $7,538,472.07 and
$301,621.00, respectively.

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